EXHIBIT 15.1


                      [Letterhead of Deloitte & Touche LLP]
                                 Houston, Texas


May 14, 1998


Sterling Chemicals Holding, Inc.
1200 Smith Street, Suite 1900
Houston, Texas  77094

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries for the three-month periods ended December 31, 1997 and 1996 and for the three-month and six-month periods ended March 31, 1998 and 1997 as indicated in our reports dated February 12, 1998 and May 12, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our  reports  referred  to above,  which are  included in your
Quarterly   Reports  on  Form  10-Q  are   incorporated  by  reference  in  this
Registration Statement for Sterling Chemicals Holdings, Inc. on Form S-8.

We also are aware that the aforementioned reports pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP